EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors

Blue Martini Software, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42388, 333-55374, and 333-82928) on Form S-8 of Blue Martini Software, Inc. of our report dated February 7, 2005, except for Note 13, which is as of February 28, 2005, relating to the consolidated balance sheets of Blue Martini Software, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears elsewhere in this Form 10-K.

Mountain View, California	/s/ KPMG LLP
March 29, 2005